WM REALTY MANAGEMENT, LLC
(Mortgagor)

to

AMALGAMATED BANK
(Mortgagee)

MORTGAGE SECURITY AGREEMENT AND FIXTURE FILING

Dated: As of October 4, 2006

Location: 48 Town Farm Road
Westminster, Massachusetts
Parcel ID:
County: Worcester

RECORD AND RETURN TO:

Goldberg, Weprin & Ustin LLP
1501 Broadway
New York, New York 10036
Attention: Steven R. Uffner, Esq.

File No.: 15646K49
Title No.: C9015-01
Title Co.: Lawyers Title Insurance Corporation

THIS MORTGAGE SECURITY AGREEMENT AND FIXTURE FILING (hereinafter referred to as the "**Mortgage**") made as of the 4th day of October, 2006 between **WM REALTY MANAGEMENT, LLC**, a Massachusetts limited liability company having an address at c/o Andrew A. Levy, 900 Third Avenue, 13th Floor, New York, New York 10022 (hereinafter, the "**Mortgagor**"), and **AMALGAMATED BANK**, a New York banking corporation having offices at 11-15 Union Square, New York, New York 10003 (hereinafter, the "**Mortgagee**").

WITNESSETH:

WHEREAS, Mortgagor is the fee owner of the real property described in SCHEDULE A attached hereto (hereinafter, collectively, the "**Premises**");

WHEREAS, Mortgagor is the maker of that certain note of even date herewith in favor of Mortgagee (hereinafter, the "**Note**") in the principal sum of THREE MILLION TWO HUNDRED THOUSAND AND 00/100 ($3,200,000.00) DOLLARS, together with interest (said principal sum, interest and all other sums which may or shall become due under the Note or under this Mortgage, being hereinafter, collectively, the "**Debt**"); and

NOW, THEREFORE, to secure to Mortgagee (a) repayment of the Debt and all renewals, modifications and extensions thereof; (b) payment of all other sums advanced in accordance with the terms of the Note or this Mortgage in order to protect the security hereof, together with interest thereon, and (c) performance of the agreements of Mortgagor contained herein, it is agreed as follows:

The Mortgagor does hereby mortgage, grant, convey and assign unto Mortgagee all of the right, title, interest and estate of Mortgagor, now owned, or hereafter acquired, in and to the following property, rights, interests and estates (such property, rights and interests being hereinbefore and hereinafter, collectively, the "**Mortgaged Property**") together with MORTGAGE COVENANTS, UPON THE STATUTORY CONDITION and with THE STATUTORY POWER OF SALE:

(a) the Premises;

(b) all buildings, structures, fixtures (owned by Mortgagor), additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter located on the Premises (hereinafter, collectively, the "**Improvements**");

(c) all easements, rights-of-way, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, liberties, tenements, hereditaments and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to the Premises and the

lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Premises, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Premises and the Improvements and every part and parcel thereof, with the appurtenances thereto;

(d) all machinery, equipment, fixtures (including but not limited to all heating, air conditioning, plumbing, lighting, communications and elevator fixtures) and other property of every kind and nature whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest, now or hereafter located upon the Premises and Improvements, or appurtenant thereto, and usable in connection with the present or future operation and occupancy of the Premises and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest, now or hereafter located upon the Premises and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation and occupancy of the Premises and the Improvements (hereinafter, collectively, the "**Equipment**"), and the right, title and interest of Mortgagor in and to any of the Equipment which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Mortgaged Property is located (hereinafter, the "**UCC**"), superior in lien to the lien of this Mortgage;

(e) all awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Mortgaged Property, whether from the exercise of the right of eminent domain (including but not limited to any transfer made in lieu of or in anticipation of the exercise of said right), or for a change of grade, or for any other injury to or decrease in the value of the Mortgaged Property;

(f) all leases and other agreements affecting the use, enjoyment or occupancy of the Premises and the Improvements heretofore, now or hereafter entered into, including but not limited to, that certain Lease (the "**Ranor Lease**") dated February 24, 2006 between Mortgagor, as Landlord and Ranor, Inc. (the "**Tenant**") (hereinafter, collectively, the "**Leases**") and all rents, issues and profits (including all oil and gas or other mineral royalties and bonuses) from the Premises and the Improvements (hereinafter, collectively, the "**Rents**") and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Debt;

(g) all proceeds of and any unearned premiums on any insurance policies covering the Mortgaged Property (to which Mortgagor is entitled), including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Mortgaged Property and all real estate tax and assessment refunds and credits at any time accruing to the benefit of the Mortgagor on the Mortgaged Property, even if relating to taxes and assessments payable for a period prior to the date hereof;

(h) all books, files, records, correspondence, orders and data processing material (including, but not limited to, programs, cards, tapes, disks and tabulating runs) relating to any of the foregoing and/or to Mortgagor's data regarding tenants and rent rolls owned by Mortgagor;

(i) all plans, drawings, specifications, site plans, sketches, samples, contracts and agreements, however characterized, at any time prepared for use in connection with the construction, repair, renovation, operation or maintenance of the Improvements owned by Mortgagor;

(j) all computer software and programs, instructions manuals and other materials of any nature necessary or appropriate for the operation or use of any of the foregoing, and all licenses and permits to own, hold and use such software, programs, manuals and other materials;

(k) all utility or municipal deposits made by or on behalf of Mortgagor or made in connection with the Mortgaged Property;

(l) all deposit balances of Mortgagor in any currency in any bank account(s) with Mortgagee at any of its offices and/or any depository pursuant to this Mortgage and all investments made by Mortgagee or any depository for Mortgagor; such lien being in addition to (and without limiting) any right of setoff, banker's lien or counterclaim Mortgagee may otherwise have;

(m) all products and proceeds of any of the foregoing; and

(n) the right, in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to commence any action or proceeding to protect the interest of Mortgagee in the Mortgaged Property.

Mortgagor represents and warrants to and covenants and agrees with Mortgagee as follows:

SECTION 1. <u>Payment of Debt and Incorporation of Covenants, Conditions and Agreements</u>.

Mortgagor will pay the Debt at the time and in the manner provided in the Note and in this Mortgage. All the covenants, conditions and agreements contained in (a) the Note and (b) all and any of the documents other than the Note or this Mortgage now or hereafter executed by Mortgagor and/or others and by or in favor of Mortgagee, which wholly or partially secure or guaranty payment of the Debt (collectively, the "**Other Security Documents**"), are

hereby made a part of this Mortgage to the same extent and with the same force as if fully set forth herein.

SECTION 2. Application of Payments.

Unless applicable law provides otherwise, all payments received by Mortgagee from Mortgagor under the Note or this Mortgage shall be applied by Mortgagee in the following order of priority: (i) amounts payable to Mortgagee by Mortgagor under Section 6 hereof; (ii) late charges payable under the Note; (iii) interest payable on the Note; (iv) principal of the Note; (v) interest payable on advances made pursuant to Section 24 hereof; (vi) principal of advances made pursuant to Section 24 hereof; and (vii) any other sums secured by this Mortgage in such order as Mortgagee, at Mortgagee's option, may determine; provided, however, that Mortgagee may, at Mortgagee's option, apply any sums payable pursuant to Section 24 hereof prior to interest on and principal of the Note, but such application shall not otherwise affect the order of priority of application specified in this Section 2.

SECTION 3. Warranty of Title.

Mortgagor warrants that Mortgagor has good title to the Mortgaged Property and has the right to mortgage, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, pledge, assign and hypothecate the same and that Mortgagor possesses an unencumbered fee estate in the Premises and the Improvements and that it owns the Mortgaged Property free and clear of all liens, encumbrances and charges whatsoever except for those exceptions shown in the title insurance policy insuring the lien of this Mortgage. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever.

SECTION 4. Insurance.

(a) Mortgagor will keep or cause Tenant to provide the Mortgaged Property insured against loss or damage by fire, flood and such other hazards, risks and matters, including, without limitation, business interruption, rental loss, public liability, and boiler damage and liability, as Mortgagee may from time to time require in amounts required by Mortgagee, and shall pay the premiums for such insurance (collectively, the "**Insurance Premiums**") as the same become due and payable. All policies of insurance (collectively, the "**Policies**") shall be issued by insurers acceptable to Mortgagee and shall contain the standard mortgagee non-contribution clause naming Mortgagee as the person to which all payments made by such insurance company shall be paid. Mortgagor will assign and deliver the Policies to Mortgagee. Not later than thirty (30) days prior to the expiration date of each of the Policies, Mortgagor will deliver evidence satisfactory to Mortgagee of the renewal of each of the Policies. Each insurance policy required by this Mortgage shall include: (i) effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all mortgagees, loss payees and named additional insured other than the Mortgagor (provided that the

Mortgagee shall have the right to pay premiums and continue any insurance upon the insolvency of the Mortgagor or the foreclosure or other transfer of the Mortgaged Property) and of all rights of subrogation against any named or additional insured; (ii) except in the case of liability insurance and workers' compensation insurance, provide that any lawsuits shall be payable notwithstanding (x) any act, failure to act, negligence of or violation or breach of warranties, declaration or conditions contained in such policy by the Mortgagor or the Mortgagee or any other named or additional insured or loss payee, (y) any foreclosure or other proceeding or notice of sale relating to the insured properties, or (z) any change in the title to or ownership or possession of the insured properties; (iii) provide that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each named or additional insured and loss payee, and that no cancellation, termination, expiration or reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each named or additional insured and loss payee of written notice thereof; (iv) not be subject to a deductible in excess of amounts as shall be reasonably satisfactory to Mortgagee; and (v) shall be non-assessable and contain such expiration dates as the Mortgagee may reasonably require.

(b) In the event of loss, Mortgagor shall give immediate written notice to the insurance carrier and to Mortgagee. Mortgagor hereby authorizes and empowers Mortgagee as attorney-in-fact for Mortgagor to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Mortgagee's expenses incurred in the collection of such proceeds (said insurance proceeds, after such deduction of expenses, being the "**Net Proceeds**"); provided, however, that nothing contained in this subsection (b) shall require Mortgagee to incur any expense or take any action hereunder. Mortgagor further authorizes Mortgagee, at Mortgagee's option, either (i) to hold the Net Proceeds for the account of Mortgagor to be used to reimburse Mortgagor for the cost of reconstruction or repair of the Mortgaged Property (hereinafter "**Restoration**"), or (ii) to apply the Net Proceeds to the payment of the sums secured by this Mortgage, whether or not then due, in such priority and proportions as Mortgagee in its discretion shall deem proper.

(c) If the Net Proceeds are applied to the payment of the sums secured by this Mortgage, any such application of proceeds to principal shall neither extend nor postpone the due dates of the monthly installments to be made pursuant to the Note, nor shall such application change the amounts of such installments. If the Mortgaged Property is sold pursuant to Section 23 hereof or if Mortgagee acquires title to the Mortgaged Property, Mortgagee shall have all of the right, title and interest of Mortgagor in and to any insurance policies and unearned premiums thereon and in and to the proceeds resulting from any damage to the Mortgaged Property prior to such sale or acquisition.

(d) The excess, if any, of the Net Proceeds remaining after payment of the entire Debt as provided herein shall be paid to Mortgagor.

(e) Notwithstanding anything to the contrary contained herein or in any other provision of applicable law, the proceeds of insurance policies coming into the possession of Mortgagee shall not be deemed trust funds and Mortgagee shall be entitled to dispose of such funds as provided herein.

SECTION 5. Payment of Taxes, etc.

Mortgagor shall pay all taxes, assessments, water rates, frontage charges and sewer rents, now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof (collectively, the "**Taxes**") and all ground rents, maintenance charges, other governmental impositions and other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Premises, now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof (collectively, the "**Other Charges**") as same become due and payable. Mortgagor will deliver to Mortgagee, promptly upon Mortgagee's request, evidence satisfactory to Mortgagee that the Taxes and Other Charges have been so paid or are not then delinquent. Mortgagor shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Mortgaged Property, and shall promptly pay for all utility services provided to the Mortgaged Property. Mortgagor shall furnish to Mortgagee receipts for the payment of the Taxes, Other Charge and said utility services prior to the date the same shall become delinquent.

SECTION 6. Escrow Fund.

Mortgagor shall pay to Mortgagee, on the first day of each calendar month for the term of this Mortgage, an amount equal to (a) one-twelfth (1/12) of the amount which would be sufficient to pay the Taxes and the Other Charges which are payable, or estimated by Mortgagee to be payable, during the next ensuing twelve (12) months, and, at the option of Mortgagee, (b) one-twelfth (1/12) of the amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof, in each instance one month before such payments are due (said amounts in (a) and (b) above hereinafter collectively called the "**Escrow Fund**"). The Escrow Fund, together with the payments of interest or principal or both which are due pursuant to the provisions of the Note, shall be added together and shall be paid as an aggregate sum by Mortgagor to Mortgagee. Mortgagor hereby pledges to Mortgagee any and all monies now or hereafter deposited in the Escrow Fund as additional security for the payment of the Debt. Mortgagee will apply the Escrow Fund to payments of Taxes, Other Charges and Insurance Premiums required to be made by Mortgagor pursuant to Sections 4 and 5 hereof. If the amount of the Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4 and 5 hereof, Mortgagee shall, in its discretion, return any excess to Mortgagor or credit such excess against future payments to be made to the Escrow Fund. In allocating such excess, Mortgagee may deal with the person shown on the records of Mortgagee to be the owner of the Mortgaged Property. If the Escrow Fund is not sufficient to pay the items set forth in (a) and (b) above, Mortgagor shall promptly pay to

Mortgagee, upon demand, an amount which Mortgagee shall estimate as sufficient to make up the deficiency. Upon the occurrence of an Event of Default (hereinafter defined) Mortgagee may apply any sums then present in the Escrow Fund to the payment of the following items in any order in its sole discretion:

(a) Taxes and Other Charges;
(b) Insurance Premiums;
(c) Interest on the unpaid principal balance of the Note;
(d) Amortization of the unpaid principal balance of the Note;
(e) All other sums payable pursuant to the Note, this Mortgage, and the Other Security Documents, including without limitation advances made by Mortgagee pursuant to the terms of this Mortgage.

The Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Mortgagee. No earnings or interest on the Escrow Fund shall be payable to Mortgagor, unless otherwise required by law.

Notwithstanding anything to the contrary contained in this Section 6, Mortgagee shall waive the requirement of monthly deposits of Insurance Premiums on the date hereof but reserves the right at any time during the term of this Mortgage to require same.

SECTION 7. Condemnation.

(a) Mortgagor shall promptly notify Mortgagee of any action or proceeding relating to any condemnation or other taking, whether direct or indirect, of the Mortgaged Property or any part thereof, and Mortgagor shall appear in and prosecute any such action or proceeding unless otherwise directed by Mortgagee in writing. Mortgagor authorizes Mortgagee, at Mortgagee's option, as attorney-in-fact for Mortgagor, to commence, appear in and prosecute, in Mortgagee's or Mortgagor's name, any action or proceeding relating to any condemnation or other taking of the Mortgaged Property, whether direct or indirect, and to settle or compromise any claim in connection with such condemnation or other taking. The proceeds of any award, payment or claim for damages, direct or consequential, in connection with any condemnation or other taking, whether direct or indirect, of the Mortgaged Property or any part thereof, or for conveyances in lieu of condemnation, are hereby assigned to and shall be paid to Mortgagee.

(b) Mortgagor authorizes Mortgagee to apply such awards, payments, proceeds or damages, after the deduction of Mortgagee's expenses incurred in the collection of such amounts, at Mortgagee's option, either (i) to restoration or repair of the Mortgaged Property, or (ii) to payment of the sums secured by this Mortgage, whether or not then due, in the order of application set forth in Section 2 hereof, with the balance, if any, to Mortgagor. Mortgagor agrees to execute such further evidence of assignment of any awards, proceeds, damages or claims arising in connection with such condemnation or taking as Mortgagee shall require.

(c) Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Mortgagor shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Mortgage, and the Debt shall not be reduced until any award or payment therefor shall have been actually received and applied by Mortgagee, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Mortgagee shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided herein and in the Note. Mortgagee may apply any such award or payment to the reduction or discharge of the Debt whether or not then due and payable. Any reduction of the Debt pursuant to the terms of this Section 7 shall not be deemed a prepayment of the Debt and no prepayment consideration, if any, shall be due. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Mortgagee of such award or payment, Mortgagee shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive said award or payment, or a portion thereof sufficient to pay the Debt.

SECTION 8. Leases and Rents.

(a) Mortgagor hereby assigns to Mortgagee all Leases now existing or hereafter made of all or any part of the Mortgaged Property, all Rents payable under such Leases , and all security deposits made by tenants in connection with such Leases. Mortgagor hereby grants Mortgagee all of the rights and powers possessed by Mortgagor prior to such assignment, and Mortgagee is hereby granted the right to modify, extend or terminate the Leases and to execute new Leases, in Mortgagee's sole discretion. Mortgagee is hereby granted and assigned by Mortgagor the right to enter the Mortgaged Property for the purpose of enforcing its interest in the Leases and the Rents, this Mortgage constituting a present, absolute assignment of the Leases and the Rents. Nevertheless, subject to the terms of this Section 8, Mortgagee grants to Mortgagor a revocable license to operate and manage the Mortgaged Property and to collect the Rents. Mortgagor shall hold the Rents, or a portion thereof sufficient to discharge all current sums due on the Debt, for use in the payment of such sums. Upon or at any time after an Event of Default, the license granted to Mortgagor herein may be revoked by Mortgagee, and Mortgagee may enter upon the Mortgaged Property, and collect, retain and apply the Rents toward payment of the Debt in such priority and proportions as Mortgagee in its discretion shall deem proper.

(b) All Leases shall be written on the standard form of lease to be approved by Mortgagee. Upon request, Mortgagor shall furnish Mortgagee with executed copies of all Leases. No changes may be made to the Mortgagee-approved standard lease without the prior written consent of Mortgagee. In addition, all renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates

and shall be arms-length transactions. All proposed Leases shall be subject to the prior approval of the Mortgagee. All Leases shall provide that they are subordinate to this Mortgage and that the lessee agrees to attorn to Mortgagee. Mortgagor (i) shall observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to impair the value of the Leases as security for the Debt; (ii) shall promptly send copies to Mortgagee of all notice of default which Mortgagor shall send or receive thereunder; (iii) shall enforce all of the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed, short of termination thereof; (iv) shall not collect any of the Rents more than one (1) month in advance; (v) shall not execute any other assignment of lessor's interest in the Leases or the Rents; (vi) shall not alter, modify or change the terms of the Leases without the prior written consent of Mortgagee, or cancel or terminate the Leases or accept a surrender thereof or convey or transfer or suffer or permit a conveyance or transfer of the Premises or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder; (vii) shall not alter, modify or change the terms of any guaranty of the Leases or cancel or terminate such guaranty without the prior written consent of Mortgagee; (viii) shall not consent to any assignment of or subletting under the Leases not in accordance with their terms, without the prior written consent of Mortgagee; and (ix) shall execute and deliver at the request of Mortgagee all such further assurances, confirmations and assignments in connection with the Mortgaged Property as Mortgagee shall from time to time require. Mortgagee shall have all of the rights against lessees of the Mortgaged Property provided under any applicable law of the Commonwealth of Massachusetts.

SECTION 9. Maintenance of Mortgaged Property.

Mortgagor represents that the Mortgaged Property is presently in compliance with and at all times Mortgagor will maintain and use the Mortgaged Property in compliance with all applicable, laws, ordinances (including zoning ordinances), rules, regulations, building codes, orders and decrees and other requirements of all governmental authorities and courts whatsoever having jurisdiction over or with respect to the Mortgaged Property or any portion thereof or the use and occupation thereof. Mortgagor shall cause the Mortgaged Property to be maintained in a good and safe condition and repair and in good operating order and will promptly make, from time to time, all structural and nonstructural, exterior and interior, ordinary and extraordinary, foreseen and unforeseen repairs, renewals, replacements, additions and improvements in connection therewith that are necessary or appropriate to maintain such condition. The Improvements and the Equipment shall not be removed, demolished or altered (except for normal replacement of the Equipment) without the consent of Mortgagee. Mortgagor shall promptly repair, replace or rebuild any part of the Mortgaged Property which may be destroyed by any casualty, or become damaged, worn or dilapidated, or which may be affected by any proceeding of the character referred to in Section 7 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Premises. Mortgagor shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be

made of the Mortgaged Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Mortgagor will not cause or permit such nonconforming use to be discontinued or abandoned without the express written consent of Mortgagee.

SECTION 10. Transfer or Encumbrance of the Mortgaged Property.

(a) Mortgagee will continue to rely on Mortgagor's ownership of the Mortgaged Property as a means of maintaining the value of the Mortgaged Property as security for repayment of the Debt. Mortgagor acknowledges that Mortgagee has a valid interest in maintaining the value of the Mortgaged Property so as to ensure that, should Mortgagor default in the repayment of the Debt, Mortgagee can recover the Debt by a sale of the Mortgaged Property. Mortgagor shall not, without the prior written consent of Mortgagee, sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer the Mortgaged Property or any part thereof or permit the Mortgaged Property or any part thereof to be sold, conveyed, alienated, mortgaged, encumbered, pledged or otherwise transferred.

(b) A sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer within the meaning of this Section 10 shall be deemed to include (i) an installment sales agreement wherein Mortgagor agrees to sell the Mortgaged Property or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgagor leasing all or a substantial part of the Mortgaged Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgagor's right, title and interest in and to any Leases or any Rents; (iii) if Mortgagor, any Guarantor (hereinafter defined), or any general partner of Mortgagor or Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation's stock (or an interest in any entity directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock by which any of such corporation's stock shall be vested in a party or parties who are not now stockholders; (iv) if Mortgagor, any Guarantor or any general partner of Mortgagor or any Guarantor is a limited or general partnership or joint venture, the change, removal or resignation of a general partner or managing partner or the transfer of the partnership interest of any general partner or managing partner; and (v) if Mortgagor, any Guarantor or any member of Mortgagor or any Guarantor is a limited liability company, the change, removal or resignation of a member or manager or the transfer of an interest of any member or manager.

(c) Mortgagee reserves the right to condition the consent required hereunder upon a modification of the terms hereof and on assumption of this Mortgage by the proposed transferee, payment of a transfer fee, or such other conditions as Mortgagee shall determine in its sole discretion to be in the interest of Mortgagee. Mortgagee shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon

Mortgagor's sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property without Mortgagee's consent. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property regardless of whether voluntary or not, or whether or not Mortgagee has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Mortgaged Property.

(d) Notwithstanding anything to the contrary contained in this Section 10, Mortgagee's consent shall not be required for transfers of membership interests of among existing principals of WM Realty Management, LLC as of the date hereof and/or to immediate family members of such existing principals, provided that (i) Mortgagee is notified in writing of any such transfer prior to the effective date of such transfer, except in the event of a transfer by operation of law and (ii) Andrew A. Levy continues to control the operations and affairs of the Borrower and the Mortgaged Property and owns at least a 51% legal and beneficial interest in Mortgagor. The phrase "immediate family members" shall mean spouses, parents, children and grandchildren.

SECTION 11. **Estoppel Certificates**.

(a) After request by Mortgagee, Mortgagor, within ten (10) days, shall furnish Mortgagee with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the date installments of interest and/or principal were last paid, (v) offsets or defenses to the payment of the Debt, if any, and (vi) that the Note and this Mortgage are valid, legal and binding obligations and have not been modified or if modified, giving the particulars of such modification.

(b) After request by Mortgagee, Mortgagor, within ten (10) days, will furnish Mortgagee with estoppel certificates from any lessees under the Leases as required by their respective Leases.

SECTION 12. **Changes in the Laws Regarding Taxation**.

If any law is enacted or adopted or amended after the date of this Mortgage which deducts the Debt from the value of the Mortgaged Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Mortgagee's interest in the Mortgaged Property, Mortgagor will pay such tax, with interest and penalties thereof, if any. In the event Mortgagee is advised by counsel chosen by it that the payment of such tax or interest and penalties by Mortgagor would be unlawful or taxable to Mortgagee or unenforceable or provide the basis for a defense of usury, then in any such event, Mortgagee shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

SECTION 13. No Credits on Account of the Debt.

Mortgagor will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Mortgaged Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Mortgaged Property, or any part thereof, for real estate tax purposes by reason of this Mortgage or the Debt. In the event such claim, credit or deduction shall be required by law, Mortgagee shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

SECTION 14. Documentary Stamps.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note or this Mortgage, or impose any other tax or charge on the same, Mortgagor will pay for the same, with interest and penalties thereon, if any.

SECTION 15. Usury Laws.

This Mortgage and the Note are subject to the express condition that at no time shall Mortgagor be obligated or required to pay interest on the Debt at a rate which could subject the holder of the Note to either civil or criminal liability as a result of the interest payable being in excess of the maximum interest rate which Mortgagor is permitted by applicable law to contract or agree to pay. If by the terms of either this Mortgage or the Note, Mortgagor is at any time required or obligated to pay interest on the Debt at a rate in excess of such maximum rate, the rate of interest under the same shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of the Note.

SECTION 16. Books and Records.

The Mortgagor (and Guarantors, if any) shall keep proper books, records and accounts with respect to the operation of the Mortgaged Property in accordance with generally accepted accounting principles and shall furnish to the Mortgagee (i) within ninety (90) days after the end of each fiscal year of Mortgagor and at any other time upon Mortgagee's request, financial statements for the operation of the Mortgaged Property reviewed by an independent certified public accountant satisfactory to Mortgagee, including a balance sheet, a statement of income and expenses of the Mortgaged Property and a statement of changes in financial position, each in reasonable detail and certified by Mortgagor (or a principal of Mortgagor if Mortgagor is not an individual) under penalty of perjury, to be true and complete; (ii) within thirty (30) days following the close of each calendar quarter, quarter-annual financial statements (including a certified rent roll) in form satisfactory to the Mortgagee, which shall disclose in reasonable detail all earnings and expenses with respect to the operation of the Mortgaged Property certified by

Mortgagor (or a principal of Mortgagor if Mortgagor is not an individual) under penalty of perjury, to be true and complete; (iii) together with the foregoing financial statements and at any other time upon Mortgagee's request, a rent schedule for the Mortgaged Property in form acceptable to Mortgagee, certified by Mortgagor (or a principal of Mortgagor if Mortgagor is not an individual) under penalty of perjury, to be true and complete, showing the name of each tenant, the space occupied, the Lease expiration date, the rent payable, the rent paid and any other information requested by Mortgagee; (iv) upon Mortgagee's request, financial statements for Mortgagor and Guarantor in the form set forth above; (v) upon Mortgagee's request, an accounting of all security deposits held in connection with any Lease of any part of the Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institutions, along with any authority or release necessary for Mortgagee to obtain information regarding such accounts directly from such financial institutions; and (vi) such other financial information as Mortgagee may request.

SECTION 17. **Performance of Other Agreements.**

Mortgagor shall observe and perform each and every term to be observed or performed by Mortgagor pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Mortgaged Property.

SECTION 18. **Further Acts, etc.**

Mortgagor will, at the cost of Mortgagor, and without expense to Mortgagee, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignments, transfers and assurances as Mortgagee shall, from time to time, require, for the better assuring, conveying, assigning, transferring, and confirming unto Mortgagee the property and rights hereby mortgaged, given, granted, bargained, sold, alienated, conveyed, confirmed, pledged, assigned and hypothecated or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage or for filing, registering or recording this Mortgage. Mortgagor, on demand, will execute and deliver and hereby authorizes Mortgagee to execute in the name of Mortgagor or without the signature of Mortgagor to the extent Mortgagee may lawfully do so, one or more financing statements, chattel mortgages or other instruments, to evidence more effectively the security interest of Mortgagee in the Mortgaged Property. Mortgagor grants to Mortgagee an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Mortgagee at law and in equity, including without limitation such rights and remedies available to Mortgagee pursuant to this Section 18.

SECTION 19. **Recording of This Mortgage, etc.**

Mortgagor forthwith upon the execution and delivery of this Mortgage and thereafter, from time to time, will cause this Mortgage, and any security instrument creating a lien or security interest or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien or security interest hereof upon, and the interest of Mortgagee in, the Mortgaged Property. Mortgagor will pay all filing, registration or recording fees, and all expenses incident to the preparation, execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property, and any instrument of further assurance, and all federal, state, county and municipal, taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property or any instrument of further assurance, except where prohibited by law so to do. Mortgagor shall hold harmless and indemnify Mortgagee, its successors and assigns, against any liability incurred by reason of the imposition of any tax on the making and recording of this Mortgage.

SECTION 20. Prepayment.

The Debt may not be prepaid in whole or in part except in accordance with the terms and conditions contained in the Note.

SECTION 21. Events of Default.

The Debt shall become immediately due and payable at the option of Mortgagee upon any one or more of the following events (each being an "**Event of Default**", and, collectively, "**Events of Default**"):

(a) if any portion of the Debt is not paid for a period of ten (10) days after the same is due and payable;

(b) if any of the Taxes or Other Charges are not paid when the same are due and payable;

(c) if the Policies are not kept in full force and effect, or if the Policies are not assigned and delivered to Mortgagee upon request;

(d) if Mortgagor violates or does not comply with any of the provisions of Sections 3, 7, 8, 9, 10, 11, 14, 19, 35 or 36;

(e) if any representation or warranty of Mortgagor, or of any person guaranteeing payment of the Debt or any portion thereof or performance by Mortgagor of any of the terms of this Mortgage (a "**Guarantor**"), made herein or in any such guaranty, or in any certificate, report, financial statement or other instrument or document

furnished to Mortgagee shall have been false or misleading in any material respect when made;

(f) if Mortgagor or any Guarantor shall make an assignment for the benefit of creditors or if Mortgagor shall generally not be paying its debts as they become due;

(g) if a receiver, liquidator or trustee of Mortgagor or of any Guarantor shall be appointed or if Mortgagor or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Mortgagor or any Guarantor or if any proceeding for the dissolution or liquidation of Mortgagor or of any Guarantor shall be instituted; however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Mortgagor or such Guarantor, upon the same not being discharged, stayed or dismissed within thirty (30) days; 60

(h) if Mortgagor shall be in default under any other mortgage or security agreement covering any part of the Mortgaged Property whether it be superior or junior in lien to this Mortgage;

(i) if the Mortgaged Property becomes subject to any mechanic's, materialman' or other lien other than a lien for local real estate taxes and assessments not then due and payable and such lien shall remain undischarged of record (by payment, bonding or otherwise) within thirty (30) days;

(j) if Mortgagor fails to cure promptly any violations of laws or ordinances affecting or which may be interpreted to affect the Mortgaged Property;

(k) if the financial condition of the Mortgagor shall undergo a materially adverse change;

(l) if any warrant, process, order of attachment, seizure, garnishment or other lien, levy, injunction or restraint shall be issued, filed or served against Mortgagor or the Mortgaged Property, and shall continue in effect for thirty (30) days without being vacated, discharged, stayed, bonded, satisfied or performed;

(m) if it shall be or become illegal for Mortgagor to pay any taxes or if the payment of such taxes by the Mortgagor would result in a violation of the usury laws of the Commonwealth of Massachusetts;

(n) if a judgment, order, decree and/or arbitration award for the payment of money or material injunctive relief shall be rendered against Mortgagor, and if it continues in effect for thirty (30) days from the entry thereof, without being vacated,

discharged, stayed, bonded, satisfied or performed or (if applicable) shall not be appealed with a stay of execution being secured pending such appeal;

(o) if any easement over, across or under or otherwise affecting the Mortgaged Property or any portion thereof shall be granted without the Mortgagee's prior written consent;

(p) if all or any portion of the Mortgaged Property shall be damaged or destroyed in such a manner, or to such an extent that the restoration, repair, replacement or rebuilding of the same, shall not be reasonably feasible;

(q) if Mortgagor fails to permit Mortgagee or its representatives to enter upon the Mortgaged Property and inspect same at all reasonable times; or

(r) if for more than fifteen (15) days after notice from Mortgagee, Mortgagor shall continue to be in default under any other term, covenant or condition of the Note, this Mortgage or the Other Security Documents, provided that such default is of such a nature that it cannot reasonably be cured within such fifteen (15) day period, Mortgagor shall not be deemed to be in default if Mortgagor shall have commenced to cure such default within such fifteen (15) day period and Mortgagor thereafter diligently and expeditiously proceeds to cure the same, provided further that such cure must be effected within sixty (60) days after Mortgagee gives such notice to Mortgagor.

SECTION 22. Remedies of Mortgagee.

Upon the occurrence of any Event of Default, (a) Mortgagor will pay, from the date of that Event of Default, interest on the unpaid principal balance of the Note at the rate of twenty-four (24%) percent per annum or at the maximum interest rate which Mortgagor may by law pay, whichever is lower (the "**Default Rate**"), and (b) Mortgagee shall have the right to at its option and without notice, exercise any or all of the following rights, which rights shall be cumulative and not exclusive and in addition to any other rights granted to Mortgagee under this Mortgage and without presentation, protest or further demand or notice of any kind, all of which are expressly waived by Mortgagee (to the extent permissible by law);

(a) declare all indebtedness secured hereby due and payable, anything in this Mortgage or in the Note to the contrary notwithstanding;

(b) foreclose the Mortgage in whole or in part;

(c) enter immediately upon and take possession of the Mortgaged Property without further consent or assignment by Mortgagor, without the commencement of any action to foreclose this Mortgage, with the right to lease the Mortgaged Property, or any part thereof, and to collect and receive all of the rents, issues and profits, and all other amounts past due or to become due to Mortgagor by reason of its ownership of the Mortgaged Property and to apply the same, after the

payment of all necessary charges and expenses in connection with the operation of the Mortgaged Property (including any managing agent's commission, at the option of Mortgagee), on account of interest, taxes, water and sewer charges, assessments and insurance premiums with respect to the Mortgaged Property, and any advance made by Mortgagee for improvements, alterations or repairs to the Mortgaged Property or on account of any other indebtedness hereby secured;

(d) sell and dispose of, together or in parcels, all and singular the Mortgaged Property, or any part or parts thereof, or any part remaining subject to this Mortgage in case of partial release hereof, and the benefit and equity of redemption of Mortgagor therein, at public auction upon the Mortgaged Property, or at such other place, if any, as may be designated by the Mortgagee, and to bid for and become the purchaser of the Mortgaged Premises at any such sale, and in Mortgagee's own name or as the attorney of Mortgagor (Mortgagee being for that purpose by this instrument duly authorized and appointed with full power of substitution and revocation) to make, execute, acknowledge and deliver to the purchaser or purchasers thereof a good and sufficient deed or deeds of the Mortgaged Property in fee simple and to receive the proceeds of such sale or sales, and from such proceeds to retain all sums hereby secured, whether then due or which may fall due thereafter, or the part thereof then remaining unpaid, and also including the interest then due on the same, including, without limitation, all expenses incident to such sale or sales, for making deeds hereunder, for fees of counsel and attorneys, all costs or expenses incurred in the exercise or defense of the rights and powers of Mortgagee hereunder, all expenses incurred in repairing or preserving the Mortgaged Property, all taxes, water and sewer rates, assessments and premiums for insurance, either theretofore paid by Mortgagee or then remaining unpaid, and any installments of principal and/or interest paid by Mortgagee under any senior and prior mortgage on the Mortgaged Property, rendering and paying the surplus of said proceeds of sale, if any there be over and above the amounts so to be retained as aforesaid, together with a true and particular account of such sale or sales, expenses and charges, to Mortgagor;

(e) exercise any and all rights and remedies of a secured party under the Massachusetts Uniform Commercial Code; and/or

(f) at its election, any and all other rights available to it at law or in equity and take such other actions as it deems necessary or available to protect its interest in the Mortgaged Property and obligations secured thereby.

SECTION 23. **Sale of Mortgaged Property.**

(a) If the Mortgaged Property consists of two or more distinct parcels and this Mortgage is foreclosed, whether pursuant to the power of sale herein granted to Mortgagee, or otherwise, the Mortgaged Property, or any interest therein, may, at the discretion of Mortgagee, be sold in one or more parcels or in several interests or portions and in any order or manner as the Mortgagee may elect and specify in the notice of sale.

(b) If the indebtedness secured by this Mortgage is also secured by one or more other mortgages on property consisting of more than one functionally separate and distinct

property and an Event of Default occurs under this Mortgage or under any such other mortgage which is cross-defaulted with this Mortgage, upon a foreclosure of this Mortgage and such other mortgages, whether pursuant to a power of sale or otherwise, the Mortgaged Property, or any interest therein, and the property encumbered by such other mortgages may, at the discretion of Mortgagee, be sold in the order designated by Mortgagee in the notice of sale.

SECTION 24. **Right to Cure Defaults.**

Upon the occurrence of any Event of Default, or if Mortgagor fails to make any payment or to do any act as herein provided, Mortgagee may, but without any obligation hereunder, make or do the same in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof. Mortgagee is authorized to enter upon the Mortgaged Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Mortgaged Property or to foreclose this Mortgage or collect the Debt, and the cost and expense thereof (including reasonable attorneys' fees to the extent permitted by law), with interest, shall constitute a portion of the Debt and shall be due and payable to Mortgagee upon demand. All such costs and expenses incurred by Mortgagee in remedying such Event of Default or in appearing in, defending, or bringing any such action or proceeding shall bear interest at the Default Rate, for the period after notice from Mortgagee that such cost or expense was incurred to the date of payment to Mortgagee. All such costs and expenses incurred by Mortgagee together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by this Mortgage and the Other Security Documents and shall be immediately due and payable upon demand by Mortgagee therefor.

SECTION 25. **Late Payment Charge.**

If any monthly installment of principal, interest or escrow required under the Note or this Mortgage shall not be paid within ten (10) days after such payment is due, or any other payment required under the Note or this Mortgage shall become overdue for a period of ten (10) days, then to the extent permitted by law a late charge of five (5%) percent for each dollar so overdue shall become immediately due to Mortgagee for failure to make timely payment, and such late charge shall be secured by this Mortgage.

SECTION 26. **Prepayment After Event of Default.**

If following the occurrence of any Event of Default, Mortgagor shall tender payment of an amount sufficient to satisfy the Debt in whole or in part at any time prior to a foreclosure sale of the Mortgaged Property, and if at the time of such tender prepayment of the principal balance of the Note is not permitted by the Note, Mortgagor shall, in addition to the entire Debt, also pay to Mortgagee a sum equal to interest which would have accrued on the principal balance of the Note at the interest rate set forth in the Note from the date of such tender to the earlier of (i) the Maturity Date as defined in the Note, or (ii) the first day of the period during which prepayment of the principal balance of the Note would have been permitted together with a prepayment consideration equal to the prepayment consideration which would have been payable as of the first day of the

period during which prepayment would have been permitted. If at the time of such tender prepayment of the principal balance of the Note is permitted, such tender by Mortgagor shall be deemed to be a voluntary prepayment of the principal balance of the Note, and Mortgagor shall, in addition to the entire Debt, also pay to Mortgagee the applicable prepayment consideration specified in the Note and this Mortgage.

SECTION 27. **Reasonable Use and Occupancy.**

In addition to the rights which Mortgagee may have herein, upon the occurrence of any Event of Default, Mortgagee, at its option, may require Mortgagor to pay monthly in advance to Mortgagee, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of such part of the Mortgaged Property as may be occupied by Mortgagor or may require Mortgagor to vacate and surrender possession of the Mortgaged Property to Mortgagee or to such receiver and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise.

SECTION 28. **Right of Entry.**

Mortgagee and its agents shall have the right to enter and inspect the Mortgaged Property at all times.

SECTION 29. **Appointment of Receiver.**

Mortgagee, upon the occurrence of an Event of Default or in any action to foreclose this Mortgage or upon the actual or threatened waste to any part of the Mortgaged Property, shall be entitled to the appointment of a receiver without notice and without regard to the value of the Mortgaged Property as security for the Debt, or the solvency or insolvency of any person liable for the payment of the Debt.

SECTION 30. **Security Agreement.**

This Mortgage is both a real property mortgage and a "security agreement" within the meaning of the UCC. The Mortgaged Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Mortgaged Property. Mortgagor, by executing and delivering this Mortgage, has granted and hereby grants to Mortgagee, as security for the Debt, a security interest in the Mortgaged Property to the full extent that the Mortgaged Property may be subject to the UCC (said portion of the Mortgaged Property so subject to the UCC being called in this Section 30 the "**Collateral**"). If an Event of Default shall occur, Mortgagee, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the UCC, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Mortgagee, Mortgagor shall at its expense assemble the Collateral and make it

available to Mortgagee at a convenient place acceptable to Mortgagee. Mortgagor shall pay to Mortgagee on demand any and all expenses, including legal expenses and attorneys' fees, incurred or paid by Mortgagee in protecting its interest in the Collateral and in enforcing its rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Collateral sent to Mortgagor in accordance with the provisions hereof at least five (5) days prior to such action, shall constitute commercially reasonable notice to Mortgagor. The proceeds of any disposition of the Collateral, or any part thereof, may be applied by Mortgagee to the payment of the Debt in such priority and proportions as Mortgagee in its discretion shall deem proper.

Mortgagor hereby gives to Mortgagee a continuing lien on, security interest in and right of set-off against all moneys, securities and other property of Mortgagor and the proceeds thereof, now on deposit or now or hereafter delivered, remaining with or in transit in any manner to Mortgagee, its correspondents, participants or its agents from or for Mortgagor, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of Mortgagee in any way, and also, any balance of any individual deposit account and credits of Mortgagor with, and any and all claims of Mortgagor against Mortgagee, at any time existing, as collateral security for the payment of the Debt and all of the other obligations of Mortgagor under this Mortgage, including fees, contracted with or acquired by Mortgagee, whether joint, several, absolute, contingent, secured, matured or unmatured (for the purposes of this Section 30, collectively, the "**Liabilities**"), hereby authorizing Mortgagee at any time or times, without prior notice, to apply such balances, credits or claims, or any part thereof, to the Liabilities in such amounts as it may select, whether contingent, unmatured or otherwise, and whether any collateral security therefore is deemed adequate or not. The collateral security described herein shall be in addition to any collateral security described in any separate agreement executed in connection with this Mortgage.

SECTION 31. Actions and Proceedings.

Mortgagee has the right to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to bring any action or proceeding, in the name and on behalf of Mortgagor, which Mortgagee, in its discretion, decides should be brought to protect is interest in the Mortgaged Property. Mortgagee shall, at its option, be subrogated to the lien of any mortgage or other security instrument discharged in whole or in part by the Debt, and any such subrogation rights shall constitute additional security for the payment of the Debt.

SECTION 32. Waiver of Counterclaim.

Mortgagor hereby waives the right to assert a counterclaim in any action or proceeding brought against it by Mortgagee, and waives trial by jury in any action or proceeding brought by either party hereto against the other or in any counterclaim asserted by Mortgagee against Mortgagor, or in any matters whatsoever arising out of or in any way connected with this Mortgage, the Note, any of the Other Security Documents or the Debt.

SECTION 33. <u>Marshalling and Other Matters</u>.

Mortgagor hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Mortgaged Property or any part thereof or any interest therein. Further, Mortgagor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Mortgage on behalf of Mortgagor, and on behalf of each and every person acquiring any interest in or title to the Mortgaged Property subsequent to the date of this Mortgage and on behalf of all persons to the extent permitted by applicable law.

SECTION 34. <u>Recovery of Sums Required To Be Paid</u>.

Mortgagee shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Debt as the same become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Mortgagor existing at the time such earlier action was commenced.

SECTION 35. <u>Hazardous Materials, ADA Compliance and ERISA Compliance</u>.

(a) Mortgagor represents and warrants that, to the best of Mortgagor's knowledge, after due inquiry and investigation, (i) there are no "Hazardous Materials" (as such quoted term is hereinafter defined) on the Mortgaged Property, and (ii) no owner or occupant nor any prior owner or occupant of the Mortgaged Property has received any notice or advice from any governmental agency or any source whatsoever with respect to Hazardous Materials on, from or affecting the Mortgaged Property. Mortgagor covenants that the Mortgaged Property shall be kept free of Hazardous Materials, except in the ordinary course of business of the Tenant, and neither Mortgagor nor any occupant of the Mortgaged Property shall use, transport, store, dispose of or in any manner deal with Hazardous Materials, except in the ordinary course of business of the Tenant, on the Mortgaged Property. Mortgagor shall comply with, and ensure compliance by all occupants of the Mortgaged Property with, all applicable federal, state and local laws, ordinances, rules and regulations, and shall keep the Mortgaged Property free and clear of any liens imposed pursuant to such laws, ordinances, rules and regulations. In the event that Mortgagor receives any notice or advice from any governmental agency or any source whatsoever with respect to Hazardous Materials on, from or affecting the Mortgaged Property, Mortgagor shall immediately notify Mortgagee. Mortgagor shall conduct and complete all investigations, studies, sampling, and testing, and all remedial actions necessary to clean up and remove all Hazardous Materials from the Mortgaged Property in accordance with all applicable federal, state and local laws, ordinances, rules and regulations. The term "**Hazardous Materials**" as used in this Mortgage shall include, without limitation, asbestos, gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other substance or material defined as a hazardous or toxic substance or material by any federal, state or local law, ordinance, rule or regulation. The

obligations and liabilities of Mortgagor under this Section 35 shall survive any entry of a judgment of foreclosure or the delivery of a deed in lieu of foreclosure of this Mortgage.

(b) Mortgagor represents that it has no notice of any violations of the Americans with Disabilities Act (the "**ADA Act**") with respect to the Mortgaged Property nor are there any pending or threatened claims by the Department of Justice or third parties related to the ADA Act with respect to the Mortgaged Property. Mortgagor will maintain the Mortgaged Property in compliance with the ADA Act and will ensure compliance by all tenants of the Mortgaged Property with the ADA Act.

(c) Mortgagor will not engage in any "prohibited transactions" (as such term is defined in
Section 2003(a) of the Employee Retirement Income Security Act of 1974 ("**ERISA**") or in any transaction or activity prohibited by Section 406 of ERISA or incur any liability under Section 409 of ERISA; will satisfy the minimum funding requirements of Section 412 of the Internal Revenue Code and/or Section 302 of ERISA and will not act in any manner in connection with any employee benefit plan covered by Title IV of ERISA in a manner which could result in plan termination liability or withdrawal liability, and Mortgagor shall not fail to comply with ERISA in any manner such that Mortgagor could incur a liability which would materially affect Mortgagor's ability to meet any of Mortgagor's obligations arising in connection with this Mortgage or any other agreement to which Mortgagor is a party or by which Mortgagor is bound.

SECTION 36. Indemnification.

Mortgagor shall protect, defend, indemnify and save harmless Mortgagee from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation reasonable attorneys' fees and expenses), imposed upon or incurred by or asserted against Mortgagee by reason of (a) ownership of this Mortgage, the Mortgaged Property or any interest therein or receipt of any Rents; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) any failure on the part of Mortgagor to perform or comply with any of the terms of this Mortgage; (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof; (f) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Mortgage, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Mortgage is made; (g) any claim for brokerage fees or other consideration from any broker in connection with the loan secured by this Mortgage; (h) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Materials, from, or affecting the Mortgaged Property or any other property; (i) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials or any

breach of violation of the ADA Act; (j) any lawsuit brought or threatened, settlement reached, or government order relating to Hazardous Materials, the ADA Act or ERISA; or (k) any violation of laws, orders, regulations, requirements, or demands of government authorities, which are based upon or in any way related to ERISA, the ADA Act or such Hazardous Materials including, without limitation, the costs and expenses of any remedial action, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses. Any amounts payable to Mortgagee by reason of the application of this Section 36 shall become immediately due and shall bear interest at the Default Rate from the date loss or damage is sustained by Mortgagee until paid. The obligations of Mortgagor under this Section 36 shall survive any termination, satisfaction, assignment, entry of judgment of foreclosure or delivery of a deed in lieu of foreclosure of this Mortgage.

SECTION 37. Notices.

Except for any notice required under applicable law to be given in another manner, (a) any notice to Mortgagor, the Mortgagor's successors or assigns provided for in this Mortgage or in the Note or in a proceeding to foreclose this Mortgage by power of sale shall be given in writing by mailing such notice by certified mail, return receipt requested, or by sending such notice by a recognized overnight courier with postage, freight and any other charges paid, with a receipt therefor, addressed to Mortgagor at Mortgagor's address stated herein or at such other address as Mortgagor may designate by notice to Mortgagee as provided herein with a courtesy copy of same given in the manner herein provided to Wolf, Block, Schorr & Solis-Cohen LLP, 250 Park Avenue, New York, New York 10177, Attn.: Richard Salomon, Esq. (provided, however, the failure to give any such courtesy copy shall not invalidate or otherwise affect the notice given to Mortgagor hereunder), and (b) any notice to Mortgagee shall be given in writing by mailing such notice certified mail, return receipt requested, or by sending such notice by a recognized overnight courier, with postage, freight and other charges paid, with a receipt therefor, addressed to Mortgagee at Mortgagee's address stated herein to the attention of Thomas K. Graf, Senior Vice President or to such other address as Mortgagee may designate by notice to Mortgagor as provided herein, with a copy of same given in the manner herein provided to Goldberg Weprin & Ustin LLP, 1501 Broadway, New York, New York 10036, Attn.: Steven R. Uffner, Esq. Except for any notice deemed under applicable law to have been given at a different time, any notice provided for in this Mortgage shall be deemed to have been given to Mortgagor or Mortgagee on the earlier of (a) the second day after such notice is mailed or deposited with a courier in a manner designated herein or (b) the day such notice is actually received.

SECTION 38. Authority.

(a) Mortgagor (and the undersigned representative of Mortgagor, if any) has full power, authority and legal right to execute this Mortgage, and to mortgage, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, pledge, hypothecate and assign the Mortgaged Property pursuant to the terms hereof and to keep and observe all of the terms of this Mortgage on Mortgagor's part to be performed.

(b) Mortgagor represents and warrants that Mortgagor is not a "foreign person" within the meaning of 1445(f)(3) of the Internal Revenue Code of 1986, as amended and the related Treasury Department regulations, including temporary regulations.

SECTION 39. Consent to Jurisdiction.

Mortgagor, to the full extent permitted by law, hereby knowingly, intentionally and voluntarily, with and upon the advice of competent counsel, (a) submits to personal jurisdiction in the Commonwealth of Massachusetts over any suit, action or proceeding by any person arising from or relating to the Note or this Mortgage, (b) agrees that any such action, suit or proceeding may be brought in any State or Federal Court of competent jurisdiction sitting in Worcester County, Massachusetts, (c) submits to the jurisdiction of such courts, and (d) to the fullest extent permitted by law, agrees that Mortgagor will not bring any action, suit or proceeding in any other forum (but nothing herein shall affect the right of the holder of the Note to bring any action, suit or proceeding in any other forum). Mortgagor further consents and agrees to service of any summons, complaint or other legal process in any such suit, action or proceeding by registered or certified U.S. Mail, postage prepaid, to Mortgagor at the address set forth on page 1 hereof, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law). This Mortgage shall be governed by the laws of the Commonwealth of Massachusetts.

SECTION 40. Participation.

Mortgagor acknowledges that Mortgagee may sell and assign participation interests in this Mortgage to one or more domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other persons, parties or investors (including, but not limited to, grantor trusts, owner trusts, special purpose corporations, REMICs, real estate investment trusts or other similar or comparable investment vehicles as may be selected by Mortgagee in its sole and absolute discretion) on terms and conditions satisfactory to Mortgagee in its sole and absolute discretion. Mortgagor grants to Mortgagee, and shall cause each Guarantor and other person or party associated or connected with this Mortgage or the collateral therefor to grant to Mortgagee the right to distribute on a confidential basis financial and other information concerning Mortgagor, each such Guarantor and other person or party and the property encumbered by this Mortgage and any other pertinent information with respect to this Mortgage to any party who has purchased a participation interest in this Mortgage or who has expressed an interest in purchasing a participation interest in this Mortgage.

SECTION 41. Waiver of Notice.

Mortgagor shall not be entitled to any notices of any nature whatsoever from Mortgagee except with respect to matters for which this Mortgage specifically and expressly provides for the giving of notice by Mortgagee to Mortgagor and except with respect to matters for which Mortgagee is required by applicable law to give notice, and Mortgagor hereby expressly waives the right to receive any notice from Mortgagee with respect to any matter for which this Mortgage does not specifically and expressly provide for the giving of notice by Mortgagee to Mortgagor.

SECTION 42. Remedies of Mortgagor.

In the event that a claim or adjudication is made that Mortgagee has acted unreasonably or unreasonably delayed acting in any case where by law or under the Note, this Mortgage or the Other Security Documents, it has an obligation to act reasonably or promptly, Mortgagee shall not be liable for any monetary damages, and Mortgagor's remedies shall be limited to injunctive relief or declaratory judgment.

SECTION 43. Sole Discretion of Mortgagee.

Wherever pursuant to this Mortgage, Mortgagee exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Mortgagee, the decision of Mortgagee to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Mortgagee and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

SECTION 44. Non-Waiver.

The failure of Mortgagee to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Mortgage. Mortgagor shall not be relieved of Mortgagor's obligations hereunder by reason of (a) the failure of Mortgagee to comply with any request of Mortgagor or any Guarantor to take any action to foreclose this Mortgage or otherwise enforce any of the provisions hereof or of the Note or the Other Security Documents, (b) the release, regardless of consideration, of the whole or any part of the Mortgaged Property, or of any person liable for the Debt or any portion thereof, or (c) any agreement or stipulation by Mortgagee extending the time of payment or otherwise modifying or supplementing the terms of the Note, this Mortgage or the Other Security Documents. Mortgagee may resort for the payment of the Debt to any other security held by Mortgagee in such order and manner as Mortgagee, in its discretion, may elect. Mortgagee may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Mortgagee thereafter to foreclose this Mortgage. The rights of Mortgagee under this Mortgage shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Mortgagee shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

SECTION 45. Operating Account.

Mortgagor shall maintain an operating account with Mortgagee with sufficient funds available for Mortgagee's automatic monthly debits of principal, interest and escrows as required under the Note, or at such other banking institution as Mortgagor shall elect, permitting such automatic monthly debits.

SECTION 46. No Oral Change.

This Mortgage, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Mortgagor or Mortgagee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

SECTION 47. Liability.

If Mortgagor consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Mortgage shall be binding upon and inure to the benefit of Mortgagor and Mortgagee and their respective successors and assigns forever.

SECTION 48. Inapplicable Provisions.

If any term, covenant or condition of the Note or this Mortgage is held to be invalid, illegal or unenforceable in any respect, the Note and this Mortgage shall be construed without such provision.

SECTION 49. Headings, etc.

The headings and captions of various Sections of this Mortgage are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

SECTION 50. Duplicate Originals.

This Mortgage may be executed in any number of duplicate originals and each such duplicate original shall be deemed to be an original.

SECTION 51. Definitions.

Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage may be used interchangeably in singular or plural form and the word "**Mortgagor**" shall mean "**each Mortgagor and any subsequent owner or owners of the Mortgaged Property or any part thereof or any interest therein**", the word "**Mortgagee**" shall mean "**Mortgagee and any subsequent holder of the Note** ", the word "person" shall include an individual, corporation, partnership, trust, unincorporated association, government, governmental authority, and any other entity, and the words "**Mortgaged Property** " shall include any portion of the Mortgaged Property and any interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

SECTION 52. Exculpation.

Notwithstanding any other provision of this Mortgage to the contrary, Mortgagee shall look solely to the Mortgaged Property, the Leases affecting the Mortgaged Property and any other collateral now or hereafter constituting security for the payment of the Debt or for the performance of any of the agreements, obligations, covenants or warranties contained herein, and in the Mortgage, the Note or in the Other Security Documents, and no other property or assets of Mortgagor or any of Mortgagor's partners, officers, directors, shareholders, members or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Mortgagee, or for any payment required to be made under this Mortgage, the Note or any of the Other Security Documents provided, however, that the foregoing provisions of this Section shall not (a) constitute a waiver of the Debt evidenced by the Note or secured by the Mortgage or any of the Other Security Documents, (b) limit the right of Mortgagee to name Mortgagor as a party defendant in any action or suit for foreclosure and sale under the Mortgage or any of the Other Security Documents, so long as no judgment in the nature of a personal monetary judgment shall be enforced against Mortgagor or any of Mortgagor's partners, officers, directors, shareholders, members or principals, disclosed or undisclosed, (c) affect in any way the validity of any guaranty of payment of the Mortgage, the Note or any of the Other Security Documents, or of all or any of the obligations evidenced by the Note or secured by the Mortgage or any of the Other Security Documents, (d) limit Mortgagor's liability for any costs, penalties, expenses or fees assessed against or paid by Mortgagor or Mortgagee as a result of any hazardous or toxic substance or Hazardous Materials which is now or may hereafter be present on or within the Mortgaged Property, including Mortgagor's failure to comply with all applicable federal, state and local laws and ordinances, rules and regulations relating to Hazardous Materials, or (e) in any way exonerate or exculpate Mortgagor or any of its partners, officers, directors, shareholders, members or principals from the payment of any liability, loss or damage suffered by Mortgagee by reason of (i) fraud or misrepresentation by Mortgagor or any principal, member or general partner of Borrower in connection with the execution and the delivery of the Note, the Mortgage or of the Other Security Documents, (ii) Mortgagor's misapplication or misappropriation of Rents received by Mortgagor after the occurrence of a default; (iii) Mortgagor's misappropriation of tenants' security deposits or Rents collected in advance; (iv) the misapplication or the misappropriation of insurance proceeds or condemnation awards; (v) Mortgagor's failure to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with the Lender pursuant to the terms of the Mortgage) or other charges that can create liens on the Mortgaged Property, which liens are superior to the Mortgage; (vi) the removal of Personal Property by or on behalf of Mortgagor and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of intentional waste against the Mortgaged Property by Mortgagor, any principal, affiliate, member or general partner thereof or by any Indemnitor or Guarantor; and (viii) any fees or commissions paid by Mortgagor to any principal, affiliate, member or general partner of Mortgagor, Indemnitor or Guarantor in violation of the terms of the Note, Mortgage or Other Security Documents.

In the event that any person or persons or entity or entities shall have guaranteed all or part of the Debt, or any of the obligations of Mortgagor in connection therewith, by separate written guaranty, or executed a separate written indemnity in favor of Mortgagee, none of the foregoing limitations on Mortgagor's personal liability shall modify, diminish or discharge the personal

liability of any such guarantor or indemnitor as set forth in such guaranty or indemnity, as the case may be.

Notwithstanding anything to the contrary contained in this Section 52, the provisions of this Section 52 shall be void and of no further force and effect and there shall be no limit on the personal liability of Mortgagor, its partners, officers, directors, shareholders, members or principals, disclosed or undisclosed in the event of the commencement of a voluntary bankruptcy or involuntary bankruptcy not dismissed within sixty (60) days of the petition or insolvency proceeding by or against Mortgagor

SECTION 53. **<u>Patriot Act Compliance</u>.**

(i) Mortgagor will use its good faith and commercially reasonable efforts to comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities have jurisdiction of the Mortgagor and the Property, including those relating to money laundering and terrorism. Mortgagee shall have the right to audit Mortgagor's compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Mortgagor and the Mortgaged Property, including those relating to money laundering and terrorism. In the event that Mortgagor fails to comply with the Patriot Act or any such requirements of governmental authorities, then Mortgagee may, at its option, cause the Mortgagor to comply therewith and any and all reasonable costs and expenses incurred by the Mortgagor in connection therewith shall be secured by this Mortgage and the Other Security Documents and shall be immediately due and payable. For purposes hereof, the term "**Patriot Act**" means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(ii) Neither Mortgagor nor any partner in Mortgagor or member of such partner nor any owner of a direct or indirect interest in the Mortgagor (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is not currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term "**Patriot Act Offense**" means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) USA Patriot Act. "**Patriot Act Offense**" also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

For purposes hereof, the term "**Government Lists**" means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control ("**OFAC**"), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Mortgagee notified Mortgagor in writing is now included in "**Governmental Lists**", or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Mortgagee notified Mortgagor in writing is not included in "**Governmental Lists**".

SECTION 54. **Construction.**

This Mortgage shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and applicable laws of the United States of America.

SECTION 55. **Massachusetts Provisions.**

(a) The Mortgagee shall have the STATUTORY POWER OF SALE, and, with or without an entry as provided herein, may sell the Mortgaged Property or any part or parts of the same, either as a whole or in parts or parcels, together with any improvements that may be thereon, by public auction in accordance with the statutes of the Commonwealth of Massachusetts relating to the foreclosure of a mortgage by the exercise of a Power of Sale, and may convey the same by proper deed or deeds or bill or bills of sale to the purchaser or purchasers absolutely and in fee simple; and such sale shall forever bar the Mortgagor and all persons claiming under it from all right and interest in the Mortgaged Property, whether at law or in equity. The Mortgagor covenants with the Mortgagee that the Mortgagor, in case a sale shall be made under the power of sale, will upon request execute, acknowledge and deliver to the purchaser or purchasers a deed or deeds of release confirming such sale, and the Mortgagee is irrevocably appointed the Mortgagor's attorney to execute and deliver to said purchaser such a deed or deeds and a full transfer of all policies of insurance on the Mortgaged Property at the time of such sale. In the event that the Mortgagee in the exercise of the power of sale herein given elects to sell in parcels, such sales may be held from time to time and the power of sale shall not be exhausted until all of the Mortgaged Property shall have bee sold.

(b) The Mortgagee may exercise all of the rights and remedies of a secured party under the UCC with respect to that portion of the Mortgaged Property which is or may be treated as collateral under the UCC, including, without limitation, the Equipment, and the Mortgagee may deal with same as collateral under the UCC or as real property as provided in this Section, or in part one and part the other, to the extent permitted by law. Such rights shall include the following:

(i) The Mortgagee may enter upon the Mortgaged Property and may take possession of such collateral or render such collateral unusable by process of law. In such event the Mortgagor shall peacefully and quietly yield up and surrender such collateral and shall upon request from the Mortgagee assemble it and make it available to the Mortgagee at a place designated by the Mortgagee which is reasonably convenient to the Mortgagor and the Mortgagee.

(ii) The Mortgagee may dispose of all or any part of such collateral on the Mortgagor's premises or elsewhere without any liability to the Mortgagor for any damage whatsoever; provided, however, that every aspect of any such disposition by the Mortgagee, including the method, manner, time, place and terms, must be commercially reasonable. Notice given to the Mortgagor as least 14 days before an event shall constitute reasonable notification of such event under the UCC. Any proceeds of any disposition of any of such collateral may be applied by the Mortgagee to the payment of expenses in connection with the disposition of the collateral, including reasonably attorneys' fees, and then to the other obligations secured hereby.

(c) In case of any sale under this Mortgage, by virtue of judicial proceedings or otherwise, the Mortgaged Property may be sold in one parcel and as an entirety or in such parcels, manner or order as the Mortgagee in its sole discretion may elect. To the extent that any of the Mortgaged Property shall be deemed collateral subject to Article 9 of the Massachusetts Uniform Commercial Code (the "**UCC**"), this Mortgage shall also be deemed the grant of a security interest in such collateral, which may be foreclosed in accordance with applicable law. This instrument is a security agreement filed as a financing statement in order to perfect a fixture filing pursuant to the UCC. The secured party is the Mortgagee, having an address as set forth in the first paragraph of this Mortgage and the debtor is the Mortgagor, having an address as set forth in the first paragraph of this Mortgage. The principal place of business and chief executive offices of the Mortgagor are located at said address. The Mortgagor will not change the location of its principal place of business or chief executive offices unless the Mortgagor gives the Mortgagee not less than 30 days' prior written notice and delivers to the Mortgagee all such financing statements and/or amendments as the Mortgagee may reasonably request in order to maintain perfection of its security interest. The Mortgagor will not, without the prior written consent of the Mortgagee, change its name or keep (or permit to be kept) any of the Equipment at any location other than at the premises described on Exhibit A hereto. As to any of the Mortgaged Property which may now or herafter constitute fixtures, the real estate concerned is that described on Exhibit A hereto. The Mortgagor is the record owner of such real estate.

(d) To the extent the provisions of this Section 55 are inconsistent with any other provision of this Mortgage, the Mortgagor acknowledges that the provisions of this Section 55 shall control.

This Mortgage is also upon the STATUTORY CONDITION, for any breach of which, or for any breach of any other of the covenants, conditions, agreements and obligations of the Mortgagor herein contained, or upon the occurrence of any of the events specified as an Event of Default in this Mortgage, or if the whole of the principal sum of and the interest on any of the Note shall become due, the Mortgagee shall have the STATUTORY POWER OF SALE.

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the day and year first above written.

WM REALTY MANAGEMENT, LLC

By: __________________________________
Andrew A. Levy, Managing Member

STATE OF NEW YORK)
) ss.:
COUNTY OF NEW YORK)

On this 4th day of October, 2006, before me, the undersigned Notary Public, personally appeared the above-named **Andrew A. Levy**, proved to me by satisfactory evidence of identification, being (check whichever applies): [] driver's license or other state or federal governmental document bearing a photographic image, [] oath or affirmation of a credible witness known to me who knows the above signatory, or [✓] my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by him/her, as his/her free act and deed, voluntarily for its stated purpose.

PAUL J. PROULX
Notary Public, State of New York
No. 02PR6110161
Qualified in Kings County
Commission Expires May 24, 2008

____
Print Name of Notary Public: PAUL PROULX
My Commission Expires: 5/24/08

EXHIBIT "A"

PARCEL 1:

A certain tract of land situated in Westminster, Worcester County, Massachusetts and on the northeasterly side of Route 2, described as follows:

Beginning at the most northwesterly corner thereof at a stone wall said point being one hundred ninety-seven (197.0) feet northerly of a Massachusetts highway bound;

Thence N 44 44' E by the wall three hundred seventy (370.0) feet to an angle;

Thence N 61 14' E still by the wall crossing the Telephone Company right of way seven hundred eighty-five (785.0) feet to the corner of the walls:

Thence S 34 03' E by the wall and land now or formerly of one Arcangeli one thousand twelve and 10/100 (1,012.1) feet crossing the Telephone Company right of way to the corner of the walls;

Thence S 57 55' W by the wall three hundred forty-four and 31/100 (344.31) feet to the corner of the walls;

Thence S 29 29' E partly by the wall nine hundred thirty-three and 73/100 (933.73) feet to the corner of the walls;

Thence S 57 20' W by the wall and land now or formerly of one Laughton three hundred seventy-two (372.0) feet more or less to Route 2;

Thence N 35 40' W eight hundred five (805.0) feet more or less to a Massachusetts Highway Bound;

Thence by a curve to the left, radius nine thousand six hundred eighty (9,680.0) feet, three hundred thirty-eight and 84/100 (338.84) feet to a Massachusetts Highway Bound;

Thence S 82 17' W one hundred eighty-three and 14/100 (183.14) feet to a Massachusetts Highway Bound;

Thence northwesterly by a curve to the left, radius nine thousand eight hundred thirty-five (9,835.00) feet, one hundred ninety-eight (198.0) feet to a Massachusetts Highway Bound;

Thence N 51 34' E ten (10.0) feet to a Massachusetts Highway Bound;

Thence N 38 26' W three hundred (300.00) feet to a Massachusetts Highway Bound;

Thence 51 34' W ten (10.0) feet to a Massachusetts Highway Bound;

Thence N 38 26' W one hundred ninety-seven (197.0) feet to the place of beginning, said last eight (8) courses by Route 2.

Together with the appurtenant right of way forty (40.0) feet wide leading from Town Farm Road along the Route 2 line across land of said Laughton, described as follows:

Beginning at the intersection of Town Farm Road in Route 2;

Thence S 88 58' W three hundred seventy-three (373.0) feet more or less to a Massachusetts Highway Bound;

Thence N 45 8' W two hundred three (203.0) feet to an angle;

Thence 35 40' W one hundred fifty-two (152) feet to the most southeasterly corner of the above-described premises. Passway lies forty (40.0) feet wide northerly of this described line.

Said premises are shown on a plan entitled "Plan of Property for Robert A. Normandin, Westminster, Massachusetts Scale 1" equals 200', June 1973 prepared by Alan Davis, E.E., which plan is recorded in the Worcester Northern County Registry of Deeds in Plan Book 180, Plan 21."

PARCEL 2

The land in Worcester, Worcester County, Massachusetts and on the westerly side of Town Farm Road, described as follows:

Beginning at a point in the westerly line of Town Farm Road at the southeasterly corner of land of Joseph D. McEvoy;

Thence southerly by the westerly line of Town Farm Road twelve hundred (1,200) feet more or less to a point;

Thence 55 25' W crossing a Telephone Company right of way, two hundred ninety-one (291.0) feet more or less, to a bolt in a large stone at the edge of the brook;

Thence N 26 22' W crossing said brook three hundred thirty-five and 45/100 (335.45) feet to an angle;

Thence N 41 53' W two hundred twenty and 97/100 (220.97) feet to a pipe;

Thence S 57 49' W crossing said Telephone Company right of way one hundred ten and 29/100 (110.29) feet to a pipe;

Thence N 34 03' W by the wall and crossing the Telephone Company right of way, fifteen hundred thirty and 74/100 (1,530.74) feet to the corner of the walls;

Thence N 59 31' E seven hundred twenty-seven and 4/100 (727.04) feet to the corner of the walls;

Thence S 30 34' E by the wall three hundred eighty and 47/100 (380.47) feet more or less to land of Joseph D. McEvoy;

Thence S 1 31' E by the wall and said McEvoy land two hundred sixty-eight (268.0) feet to the corner of the walls;

Thence S 58 31' E one hundred two (102.0) feet to an angle;

Thence S 45 31' E one hundred (100.0) feet to an angle;

Thence S 36 31' E seventy-six (76.0) feet to a pipe;

Thence N 81 29' E ninety (90.0) feet more or less, to the west side of Town Farm Road to the place of beginning, said last five (5) courses being by land of said McEvoy.

Said premises are shown on a plan entitled "Plan of Property for Robert A. Normandin" dated June 1973 prepared by Alan C. Davis, C.E. recorded in the Worcester Northern District Registry of Deeds in Plan Book 180, Plan 21.

Being the same premises as described below:

BOUNDARY DESCRIPTION

Beginning at a Massachusetts Highway Bound on the northeasterly sideline of Massachusetts Highway Route 2, the same being a point on the southwesterly line of the property herein described:

Thence running N 67 degrees 11'12" E a distance of one hundred eighty three and 14/100 feet (183.14') to a point;

Thence running along a curve to the right with a radius of nine thousand, six hundred eighty and 00/100 feet (9,680') and an arc length of three hundred thirty eight and 84/100 feet (338.84'), to a point;

Thence turning and running S 51 degrees 15' 52" E a distance of eight hundred five and 00/100 feet (805.00') to a point the previous three courses running along said Route 2;

Thence turning and running N 43 degrees 29'19" E a distance of three hundred seventy three and 45/100 feet (373.45') to a point;

Thence turning and running N 43 degrees 20' 01" W a distance of four hundred ten and 55/100 feet (410.55') to a point;

Thence turning and running N 43 degrees 42'52" W a distance of three hundred fifty two and 99/100 feet (352.99') to a point;

Thence turning and running N 44 degrees 39'47" W a distance of one hundred sixty eight and 27/100 feet (168.27') to a point;

Thence turning and running N 43 degrees 32'01" E a distance of three hundred forty two and 95/100 feet (342.95') to a point;

Thence turning and running S 47 degrees 05'15" E a distance of one hundred thirty two and 91/100 feet (132.91) to a point;

Thence turning and running N 41 degrees 21'42" E a distance of one hundred ten and 29/100 feet (110.29) to a point;

Thence turning and running S 56 degrees 08'09" E a distance of two hundred twenty and 97/100 feet (220.97') to a point;

Thence turning and running S 40 degrees 26'57" E a distance of three hundred thirty five and 45/100 feet (335.45') to a point, the previous ten courses running along land now or formerly of Elizabeth Ann Nyman;

Thence turning and running N 41 degrees 38' 44" E a distance of two hundred ninety one and 02/100 feet (291.02) along land now or formerly of Michael and Judith Denzer to a point;

Thence turning and running N 29 degrees 33'07" W a distance of two hundred five and 15/100 feet (205.15') to a point;

Thence turning and running 40 degrees 35'11" W a distance of one hudred four and 07/100 feet (104.07') to a point;

Thence turning and running N 42 degrees 28'54" W a distance of one hundred twenty nine and 16/100 feet (129.16') to a point;

Thence turning and running N 35 degrees 39'06" W a distance of one hundred eighty eight and 65/100 feet (188.65') to a point;

Thence turning and running N 31 degrees 06'51" W a distance of two hundred fifty one and 14/100 feet (251.14') to a point;

Thence turning and running N 27 degrees 26'04" W a distance of sixty one and 15/100 feet (61.15') to a point;

Thence turning and running N. 22 degrees 54'11" W a distance of one hundred forty eight and 62/100 feet (148.62') to a point;

Thence turning and running N 26 degrees 52'49" W a distance of one hundred eleven and 39/100 feet (111.39') to a point, the previous eight courses running along the westerly sideline of Town Farm Road;

Thence turning and running S 66 degrees 40'26" W a distance of eighty nine and 96/100 feet (89.96') to a point;

Thence turning and running N 45 degrees 34'34" W a distance of thirty two and 83/100 feet (32.83') to a point;

Thence turning and running N 55 degrees 49'30" W a distance of one hundred thirty five and 24/100 feet (135.24') to a point;

Thence turning and running N 63 degrees 22'02" W a distance of one hundred seven and 27/100 feet (107.27') to a point;

Thence turning and running N 15 degrees 12'22" W a distance of one hundred ninety two and 38/100 feet (192.38') to a point;

Thence turning and running N 17 degree 50'41" W a distance of seventy seven and 59/100 feet (77.59') to a point;

Thence turning and running N 17 degrees 27'14" W a distance of thirty two and 14/100 feet (32.29') to a point, the previous seven courses running along land now or formerly of John and Donna Menger;

Thence turning and running N 52 degrees 28'25" W a distance of one hundred two and 96/100 feet (102.96') to a point;

Thence turning and running N 40 degrees 22'19" W a distance of two hundred sixty one and 03/100 feet (261.03') to a point, the previous two courses running along land now or formerly of Charles Smith, III;

Thence turning and running S 42 degrees 58'02" W a distance of ninety five and 70/100 feet (95.70') along land now or formerly of Diane Hubbard, to a point;

Thence turning and running S 45 degrees 45'11" W a distance of five hundred seventy nine and 39/100 feet (579.39') along land now or formerly of Von Alan and Carol Salmi, to a point;

Thence turning and running S 42 degrees 41'35" W a distance of sixty six and 93/100 feet (66.93') to a point;

Thence turning and running S 47 degrees 25'31" E a distance of three hundred eighty and 54/100 feet (380.54') to a point, the previous two courses running along land now or formerly of Von Alan and Carol Salmi and land now or formerly of Dorothy Hicks;

Thence turning and running S 44 degrees 18'02" W a distance of two hundred eighty four and 79/100 feet (284.79') to a point;

Thence turning and running S 43 degrees 45'40" W a distance of two hundred ninety seven and 48/100 feet (297.48') to a point, the previous two courses running along land now or formerly of John Trembley Trustee;

Thence turning and running S 43 degrees 11'23" W a distance of two hundred forty three and 10/100 feet (243.10') along land now or formerly of Keith Honkala, to point;

Thence turning and running S 28 degrees 07'12" W a distance of three hundred twenty six and 61/100 feet (326.61') along land now or formerly of Robert and Dorothy Sands, to a point on the northeasterly sideline of said Route 2;

Thence turning and running S 53 degrees 12'03" E a distance of one hundred ninety seven and 00/100 feet (197.00') to a point;

Thence turning and running N 36 degrees 47'57" E a distance of ten and 00/100 feet (10.00') to a point;

Thence turning and running N 53 degrees 12'03" E a distance of two hundred thirty eight and 95/100 feet (238.95') to a point;

Thence turning and running along a curve to the left with a radius of nine thousand eight hundred twenty five and 00/100 feet (9825.00') with an arc length of sixty one and 05/100 feet (61.05') to a point.

Thence turning and running S 36 degrees 47' 57" W a distance of ten and 00/100 feet (10.00) to a point;

Thence turning and running along a curve to the left with a radius of nine thousand eight hundred thirty five and 00/100 feet (9835.00') with an arc length of one hundred ninety eight and 00/100 feet (198.00') to the point of beginning. The previous six courses running along said Route 2.

Above locus is subject to and with the benefit of any and all easements, rights, restrictions and encumbrances of record in so far as the same are still in force and applicable.

The parcel herein described contains 2,662.834 square feet (61.1303 acres).

Said locus is shown as a plan entitled "Plan of Property for Robert A. Normandin, Westminster, Mass." dated June 1973 and revised August 1973 by Allen G. Davis, C.E., and recorded with Worcester Northern District Registry of Deeds in Plan Book 180, Page 21.